M3Sixty Funds Trust N-CSR/A

 Exhibit 99.indpubacct

April 10, 2019

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Dear Sir or Madam:

We were previously the independent registered public accounting firm to the Cognios Large Cap Growth Fund and Cognios Large Cap Value Fund, each a series of the M3Sixty Funds Trust, and Cognios Market Neutral Large Cap Fund, previously a series of ALPS Series Trust (the “Funds”). We have read the statements made by the Funds which we understand was filed with the Commission as an exhibit to Form N-CSR, dated September 10, 2018, and agree with the statements concerning our Firm contained therein.

Very truly yours,

Cohen & Company, Ltd.